EXHIBIT 11 - CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE

                                  MICROAGE, INC
                 NET INCOME (LOSS) PER COMMON SHARE CALCULATION
                                 (in thousands)


                                                Quarter ended       26 weeks ended
                                             ------------------   -------------------
                                              May 3,     May 4,    May 3,      May 4,
                                               1998       1997      1998        1997
                                             -------    -------   --------    -------
BASIC
 Weighted average common shares               19,584     16,404     19,520     16,323
                                             -------    -------   --------    -------

DILUTED
 Weighted average shares from
  primary calculation                         19,584     16,404     19,520     16,323

 Dilutive effect of stock options
  and warrants                                    --        540         --        806
                                             -------    -------   --------    -------
   Weighted average common and common
    equivalent shares outstanding - diluted   19,584     16,944     19,520     17,129
                                             -------    -------   --------    -------

NET INCOME  (LOSS)                           $(5,957)   $ 6,376   $(12,073)   $11,446

Net income (loss) per common and
 common equivalent share:
  Basic                                      $ (0.30)   $  0.39   $  (0.62)   $  0.70
                                             =======    =======   ========    =======
  Diluted                                    $ (0.30)   $  0.38   $  (0.62)   $  0.67
                                             =======    =======   ========    =======